EXHIBIT 23.1

CONSENT AND REPORT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1996 Stock Option Plan and the 1997 Employee Stock Purchase Plan of our report dated July 27, 2001 (except for Note 13 as to which the date is August 1, 2001), with respect to the consolidated financial statements and schedule of ProBusiness Services, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2001.

     Our audits also included the financial statement schedule of ProBusiness Services, Inc. listed in Item 14(a)(2). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Walnut Creek, California
September 26, 2001